Exhibit 10.2
NEWFIELD EXPLORATION COMPANY
SECOND AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN
     This Second Amended and Restated 2003 Incentive Compensation (this “Plan”) of Newfield Exploration Company (the “Company”) was adopted by the Board of Directors (the “Board”) of the Company effective as of July 26, 2007.
Recitals:
     WHEREAS, effective for the Performance Period beginning on January 1, 1993, the Board adopted the 1993 Plan, which plan had a purpose substantially similar to this Plan;
     WHEREAS, upon adoption of this Plan, the Board terminated the 1993 Plan effective as of December 31, 2002;
     WHEREAS, notwithstanding such termination of the 1993 Plan, Awards were granted for the Performance Period that ended on December 31, 2002 pursuant to and in accordance with the 1993 Plan;
     WHEREAS, except as specifically provided in this Plan, such termination of the 1993 Plan will have no effect on unpaid Deferred Incentive Compensation Awards (as defined in, and granted pursuant to, the 1993 Plan), which Awards will continue to be governed by the terms of the 1993 Plan, as amended;
     WHEREAS, in considering the termination of the 1993 Plan and the adoption of this Plan, the Board took into account the value of the overriding royalty interests dedicated to the Employee Incentive Override Pool (as defined in the 1993 Plan) under the 1993 Plan from and after the date of termination of the 1993 Plan (the “1993 ORRI Value”) and determined that such value was incorporated into this Plan;
     WHEREAS, effective January 1, 2005, the Board adopted Amendment No. 1 to this Plan to provide for the termination of this Plan upon a change of control, to conform this Plan to legislation affecting deferred compensation arrangements and to amend this Plan in other respects and amended and restated this Plan;
     WHEREAS, in considering the amendment to this Plan to provide for its termination upon a change of control, the Board took into account the remaining 1993 ORRI Value from and after the adoption of such amendment and determined that such value has been incorporated into other plans and benefits, including this Plan as amended and the Change of Control Severance Agreements to be entered into with certain executives in connection with the amendment to this Plan and the Change of Control Severance Plan for employees in general to be adopted in connection with the amendment to this Plan; and
     WHEREAS, having had further consultations with legal counsel, the Board now desires to further amend and restate this Plan to incorporate certain further changes to comply with Section 409A of the Internal Revenue Code of 1986 and to conform the definition of Change of Control in this Plan to the definition used in other arrangements;

     NOW, THEREFORE, in consideration of the foregoing and for the purpose described below, effective as of the date first written above, the Board hereby amends and restates this Plan as set forth herein.
I.
Purpose
     This Plan is intended to provide a means whereby employees of the Company and its Subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and its Subsidiaries, to attract and retain employees of outstanding competence and ability and to encourage them to remain with and devote their best efforts to the business of the Company and its Subsidiaries, and to reward such employees for outstanding performance, thereby advancing the interests of the Company and its stockholders.
II.
Definitions
     Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless their context clearly indicates to the contrary:
     (a) “1993 Plan” means the Newfield Employee 1993 Incentive Compensation Plan, as amended.
     (b) “Adjusted Net Income” means, with respect to a particular Performance Period, the consolidated net income of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles, except (i) without reduction for (A) income taxes and (B) Awards granted or to be granted pursuant to this Plan (ii) without the effects of unrealized gains or losses associated with SFAS No. 133 and (iii) as adjusted for extraordinary or other unusual items and other items not contemplated at the time this Plan was adopted by the Board (such as changes in generally accepted accounting principles, ceiling test writedowns and other non-recurring items) as determined by the Committee in its sole discretion.
     (c) “Awards” means Current Awards and Deferred Awards.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Cause” means (i) with respect to Awards granted prior to January 1, 2005, termination of employment because of (A) conviction of a felony or of a misdemeanor involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (B) willful refusal without proper legal cause to perform the duties and responsibilities of the employee to the Company or any Subsidiary; (C) willful conduct which the employee has reason to know is materially injurious to the Company or Subsidiary; or (D) gross negligence or willful misconduct in the performance of the employee’s duties and responsibilities with respect to the Company or any Subsidiary and (ii) with respect to Awards granted on or after January 1, 2005, any termination of employment because of (A) conviction of or entering of a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude; (B) willful refusal without proper legal cause to perform the duties and responsibilities of the employee to the Company or any Subsidiary; (C) willful conduct which the employee has reason to know is materially injurious to the Company or any Subsidiary; (D) gross negligence or willful misconduct in the performance of the employee’s duties and responsibilities with respect to the Company or any Subsidiary; or (E) material breach of any material policy of the Company or any Subsidiary.
     (f) “Change of Control” means the occurrence of any of the following:
(i)	the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person);

(ii)	the consummation of a merger or consolidation of the Company with another Person pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting corporation are issued in respect of the capital stock of the Company;

(iii)	the Company sells, leases or exchanges all or substantially all of its assets to any other Person;

(iv)	the Company is to be dissolved and liquidated;

(v)	any Person, including a “group” as contemplated by Section13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(vi)	as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board.
Notwithstanding the foregoing, the definition of “Change of Control” shall not include (A) any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event and (B) any event that is not a “change in control” for purposes of Section 409A.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Committee” means the Compensation Committee of the Board.
     (i) “Company” means Newfield Exploration Company and its successors.
     (j) “Current Award” means an Award granted to an Eligible Employee pursuant to Article V that is payable on or before the March 1 following the Performance Period.
     (k) “Deferred Award” means an Award granted to an Eligible Employee pursuant to Article V the payment of which is deferred and subject to forfeiture as provided in Article VII.
     (l) “Deferred Award Account” means the account maintained on the books of the Company for each employee who has been granted a Deferred Award under this Plan.

     (m) “Designated Rate” means simple interest at an initial rate per annum equal to 6%. Each February, beginning February 2004, the Committee may, in its sole discretion, set a different rate that shall be effective beginning on the March 1 immediately following such determination and shall remain in effect until such time as the Committee sets a different rate pursuant this sentence.
     (n) “Effective Date” means January 1, 2003.
     (o) “Eligible Employee” means, with respect to a particular Performance Period, each employee of the Company or a Subsidiary who was (i) employed by the Company or a Subsidiary on both October 1 and December 31 of such Performance Period and (ii) recommended by the Chief Executive Officer of the Company to receive an Award.
     (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (q) “Final Financial Information” means, with respect to a particular Performance Period, the financial information filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act with respect to such Performance Period.
     (r) “Grandfathered Employee” means an employee who (i) commenced employment with the Company prior to January 1, 1993 and (ii) has been continually employed by the Company or a Subsidiary since such date.
     (s) “Incentive Pool” means the aggregate amount to be awarded with respect to a particular Performance Period as determined pursuant to Article IV.
     (t) “Participation Agreement” means an agreement by and between the Company or a Subsidiary and a third party that defines terms on which the party participates in one or more of the Company’s or a Subsidiary’s exploration and acquisition activities if such agreement provides for Overriding Royalty Interests, as defined therein, or with the approval of the Committee, some other promote or financial consideration, to fund the Incentive Pool.
     (u) “Performance Period” means any calendar year beginning on or after January 1, 2003.
     (v) “Permanent Disability” of an employee means that such employee has become disabled within the meaning of Section 409A(a)(2)(C) of the Code.
     (w) “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
     (x) “Plan” means the 2003 Incentive Compensation Plan, as amended from time to time.
     (y) “Qualified Retirement” means an employee (i) is at least age 55, (ii) has at least 10 years of Qualified Service and (iii) provides the Requisite Notice.

     (z) “Qualified Service” means, with respect to a particular employee, a period of time equal to (i) the period of time such employee was continuously employed by (A) the Company or (B) a Subsidiary (for so long as such Person remains a Subsidiary) plus (b) any additional service credit granted to such employee (or a group of employees of which such employee is a member) by the Board.
     (aa) “Redetermined Incentive Pool” means, with respect to a particular Performance Period, (i) if the Committee used financial information other than Final Financial Information to determine the Incentive Pool for such Performance Period, the amount the Incentive Pool would have been if the Committee had used Final Financial Information to determine the Incentive Pool for such Performance Period and (ii) if the Committee used Final Financial Information to determine the Incentive Pool for such Performance Period, the amount the Incentive Pool as so determined.
     (bb) “Requisite Notice” means (a) with respect to an officer of the Company, six months prior written notice to the Board and (b) with respect to all other employees, three months prior written notice to the chief executive officer of the Company.
     (cc) “Retiring Employee” means an employee of the Company or a Subsidiary whose employment is being terminated by reason of Qualified Retirement.
     (dd) “SFAS No. 133” means SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (i) by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133,” (ii) by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133,” and (iii) from time to time after the Effective Date.
     (ee) “Section 409A” means Section 409A of the Code and any applicable regulations or rulings thereunder.
     (ff) “Subsidiary” means any entity that is consolidated with the Company for financial accounting purposes in accordance with generally accepted accounting principles.
III.
Administration of Plan
     This Plan shall be administered by the Committee. The Committee is authorized to interpret this Plan and may from time to time adopt such rules and regulations, consistent with the provisions of this Plan, as it may deem advisable to carry out this Plan. All determinations made by the Committee under this Plan, and all interpretations of this Plan by the Committee, shall be final and binding on all interested parties.
IV.
Determination of Incentive Pool
     (a) The amount of the Incentive Pool for a particular Performance Period shall be equal to:

               (i) 5% of Adjusted Net Income for the Performance Period; plus
               (ii) an amount equal to the revenues or other amounts that have been designated for the Incentive Pool pursuant to each Participation Agreement; plus
               (iii) the amount of any Deferred Awards forfeited during the Performance Period pursuant to paragraph (b) of Article VII; plus
               (iv) the amount of any Deferred Incentive Compensation Awards (as defined in the 1993 Plan) forfeited pursuant to Article VIII of the 1993 Plan after December 31, 2002; plus
               (v) the amount, if any, by which the Redetermined Incentive Pool for the immediately preceding Performance Period exceeded the aggregate amount of Awards granted with respect to such immediately preceding Performance Period; minus
               (vi) in the discretion of the Committee, the amount (or any portion thereof) by which the aggregate amount of Awards granted with respect to any previous Performance Period exceeded the amount of the Redetermined Incentive Pool for such Performance Period, but only if any such amount has not previously reduced an Incentive Pool pursuant to this clause (vi).
     (b) As soon as administratively feasible after the end of a Performance Period, the Committee shall determine the amount of the Incentive Pool with respect to such Performance Period. If the financial information for such Performance Period is not final at the time that the Committee meets to determine the amount of the Incentive Pool, the Committee may use the then best available estimates of such financial information to determine the amount of the Incentive Pool. Such determination shall be in writing and shall be filed with the appropriate records of the Company.
V.
Grant of Awards
     (a) Subject to Article VIII(a), the aggregate amount of Awards granted to Eligible Employees with respect to a particular Performance Period shall be equal to the lesser of (i) the amount of the Incentive Pool for such Performance Period and (ii) an amount recommended by the Chief Executive Officer of the Company that is no less than 85% of the amount of the Incentive Pool for such Performance Period.
     (b) At any time and from time to time after the determination of the Incentive Pool with respect to a Performance Period and prior to the February 28 following the end of the such Performance Period, the Committee shall grant Awards to those Eligible Employees that the Committee, in its discretion, determines should receive Awards. Subject to paragraph (a) above, the amount of such Awards shall be determined by the Committee in its discretion. The Committee shall consider the recommendations of the Chief Executive Officer of the Company in making such determinations.

     (c) Each Award shall be designated as a Current Award or a Deferred Award. An Eligible Employee may be granted both a Current Award and a Deferred Award with respect to a single Performance Period.
VI.
Deferred Award Accounts
     (a) The Company shall maintain a separate Deferred Award Account for each employee who has been granted a Deferred Award under this Plan. If an employee receives more than one Deferred Award, a separate Deferred Award Account shall be maintained for each Award. An employee’s Deferred Award Account shall be debited and credited as provided in this Article VI and in Article VII.
     (b) Promptly after the determination by the Committee of the amount of any Deferred Award to an Eligible Employee, there shall be credited to the Deferred Award Account of such employee the amount of such award.
     (c) The balance in each Deferred Award Account shall accrue interest, beginning on the March 1 following the Performance Period for which the related Deferred Award was granted and continuing for so long as any balance remains in such Deferred Award Account, at the Designated Rate from time to time in effect. Interest shall be computed on a daily basis using a 365 or 366 day year, as the case may be, applied to the balance in such Deferred Award Account. Interest shall be credited to Deferred Award Accounts as of November 30 of each year unless otherwise provided by this Plan.
VII.
Payment of Deferred Awards
     (a) Subject to paragraph (b) below, each Deferred Award shall be paid in four annual installments, with each installment consisting of 25% of such Deferred Award plus interest credited to the applicable Deferred Award Account with respect to such amount. The first installment shall be paid on the next December 1 following the end of the Performance Period with respect to which the Award was granted (the “First Installment Date”). The second, third and fourth installments shall be paid on the first, second and third anniversaries, respectively, of the First Installment Date. The applicable Deferred Award Account shall be debited for all amounts paid pursuant to this paragraph (a).
     (b) If an employee (x) terminates employment with the Company or any Subsidiary or (y) is employed only by one or more Subsidiaries that cease to be Subsidiaries, in each such case, prior to receiving payment of all Deferred Awards granted to such employee (together with any interest credited with respect thereto) (a “Terminating Employee”), the following provisions shall govern the payment or forfeiture of such amounts:
               (i) Each Grandfathered Employee who voluntary terminates employment or who is involuntarily terminated other than for Cause shall be vested in the full amount (including interest to the date of payment) remaining, if any, in all Deferred Award Accounts for such employee at the time of such employee’s termination of employment.

               (ii) Each Retiring Employee shall be vested in the full amount (including interest to the date of payment) remaining, if any, in all Deferred Award Accounts at the time of such employee’s Qualified Retirement.
               (iii) Unless otherwise expressly provided by the Committee, each Terminating Employee (A) who is not a Grandfathered Employee or a Retiring Employee, (B) whose termination of employment was not by reason of death or Permanent Disability or (C) who is a Grandfathered Employee who is involuntarily terminated for Cause shall forfeit any and all Deferred Awards remaining to be paid to such employee under this Plan and any credited but unpaid interest in any Deferred Award Account for such employee and such employee shall not be entitled to receive any further payments under this Plan.
               (iv) If an employee dies or experiences a Permanent Disability, the Company shall pay to the estate of such employee or to such employee, as the case may be, the full amount (including interest to the date of payment of such amount) remaining, if any, in all Deferred Award Accounts for such employee at the time of such employee’s death or Permanent Disability. Such payment shall be made on the 90th day after the date of such employee’s death or termination of employment as a result of Permanent Disability or, if such date is not a business day, on the first business day that is at least 90 days following the employee’s death or termination of employment as a result of Permanent Disability.
               (v) If a former employee dies while still eligible to receive payment for Deferred Awards, the Company shall pay to the estate of such former employee the full amount (including interest to the date of payment of such amount) remaining, if any, in all Deferred Award Accounts for such employee at the time of such employee’s death. Such payment shall be made on the 90th day after the Company is notified of such employee’s death or, if such date is not a business day, on the first business day that is at least 90 days following the date on which the Company is notified of such employee’s death.
               (vi) A leave of absence authorized by the Company or any Subsidiary shall not be considered a termination of employment for purposes of this Article VII or the definition of Grandfathered Employee.
               (vii) All affected Deferred Award accounts shall be debited for all amounts paid or forfeited pursuant to this paragraph (b).
               (viii) Any amount remaining in any Deferred Award Account for a former employee not forfeited pursuant to clause (iii) above shall be paid at the same time that such amount would have been paid pursuant to paragraph (a) above.
     (c) All amounts (including interest to the date of payment of such amounts) remaining, if any, in each Deferred Award Account at the time of a Change of Control shall (i) automatically vest, (ii) not be subject to forfeiture pursuant to paragraph (b) above and (iii) be paid to the employee to which each such Deferred Award Account relates at the time of such Change of Control.
     (d) An employee may provide the Company with a written designation, on a form acceptable to the Company, of a beneficiary or beneficiaries to receive any payments of Awards that would otherwise be paid to such employee’s estate hereunder. Any such designation may be changed or revoked by written notice to the Company.
VIII.
Duration, Amendment and Termination
     (a) The Board shall have the right to amend this Plan from time to time, to terminate it entirely or to direct the discontinuance of Awards either temporarily or permanently. The Board may make any amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A. However, no amendment, discontinuance or termination of this Plan shall operate to annul an outstanding Award unless otherwise provided by the terms of this Plan. The term of this Plan shall be from its Effective Date until terminated by the Board.
     (b) In furtherance, and not in limitation, of paragraph (a) above, at any time determined by the Board, this Plan may be restructured by the Board to, among any other alterations or changes determined by the Board in its sole discretion, (i) alter the eligibility requirements for awards under such plan, (ii) provide for a Performance Period that is shorter or longer, (iii) change the provisions regarding the forfeiture of Deferred Awards, (iv) change the definition of Adjusted Net Income, (v) change the percentage of Adjusted Net Income included in the Incentive Pool or (vi) provide that less than 85% of the Incentive Pool must be paid in Awards to Eligible Employees.
     (c) Notwithstanding any provision of this Plan to the contrary, on the date of a Change of Control, (i) all Plan bonus obligations accrued to such date on the books of the Company that are not the subject of previous Awards shall be paid in cash to such employees of the Company and its Subsidiaries, and in such amounts with respect to each such employee, as the Committee shall determine in its sole discretion based upon recommendations from the Chief Executive Officer of the Company and (ii) upon payment of all such Plan obligations, this Plan shall terminate.
IX.
Miscellaneous
     (a) Neither this Plan nor any grant of Awards under this Plan shall confer on any employee the right to continued employment by the Company or any Subsidiary, or affect in any way the right of the Company or such Subsidiary to terminate the employment of such employee at any time. Any question as to whether and when there has been a termination of an employee’s employment and the cause of such termination shall be determined by the Committee, and its determination shall be final.
     (b) Except to the extent set forth herein as to the rights of the estates or beneficiaries of employees to receive payments, Awards under this Plan are non-assignable and non-transferable and are not subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment or levy of any kind.
     (c) None of the establishment of this Plan, the granting of Awards or the establishment of Deferred Award Accounts shall be deemed to create a trust. This Plan and all unpaid awards shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this Plan, and no Person shall have any security or other interest in any assets of the Company, in any Deferred Award Account or otherwise.
     (d) The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to authorize or consummate any merger or consolidation of the Company, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     (e) Neither the officers nor the directors of the Company nor the members of the Committee shall under any circumstances have any liability with respect to this Plan or its administration except for gross and intentional malfeasance. The officers and directors of the Company and the members of the Committee may rely upon opinions of counsel as to all matters, including the creation, operation and interpretation of this Plan.
     (f) No portion of this Plan shall be effective at any time when such portion violates an applicable state or federal law, regulation or governmental order or directive which is subject to sanctions, whether direct or indirect.
X.
Compliance with Section 409A
     (a) Delay of Payments Under Certain Circumstances. To the extent permitted by Section 409A, the Committee, in its discretion, may delay payment to a date after the payment date designated in Article VII if:
               (i) such payment will be made as soon as practicable after the date specified in Article VII and in any event within the same calendar year or, if later, by the fifteenth day of the third calendar month following the date specified in Article VII; or
               (ii) the Committee reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of such payment will not cause such violation.
     (b) Construction. The Company intends that this Plan by its terms and in operation meet the requirements of Section 409A so that compensation deferred under this Plan (and applicable investment earnings) shall not be included in income under Section 409A. Any ambiguities in this Plan shall be construed to effect this intent. If any provision of this Plan is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by Section 409A as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.